UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

GANNETT CO., INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-6961	16-0442930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive McLean, Virginia	22107-0910
(Address of Principal Executive Offices)	(Zip Code)

(703) 854-6000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 30, 2010, Gannett Co., Inc. entered into amendments to its existing revolving credit agreements. The company’s borrowings under the revolving credit agreements are available for general corporate purposes. Pursuant to the amendments, the company amended:

•

The Competitive Advance and Revolving Credit Agreement, dated December 13, 2004 and effective as of January 5, 2005, and amended as of February 28, 2007 and effective as of March 15, 2007, and as further amended as of October 23, 2008 and effective as of October 31, 2008, and as further amended as of September 28, 2009 and August 25, 2010 (the “2005 Credit Agreement”), among the company, the several lenders parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Barclays Bank PLC, as documentation agent, and Banc of America Securities LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners.

•

The Competitive Advance and Revolving Credit Agreement, dated as of February 27, 2004 and effective as of March 15, 2004, and amended as of February 28, 2007 and effective as of March 15, 2007, and as further amended as of October 23, 2008 and effective as of October 31, 2008, and as further amended as of September 28, 2009 and August 25, 2010 (the “2004 Credit Agreement”), among the company, the several lenders parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Lloyds TSB Bank PLC and SunTrust Bank, as documentation agents, and Banc of America Securities LLC and J.P.Morgan Securities Inc., as joint lead arrangers and joint bookrunners; and

•

The Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of March 11, 2002 and effective as of March 18, 2002, as amended and restated as of December 13, 2004 and effective as of January 5, 2005, and amended as of February 28, 2007 and effective as of March 15, 2007, and as further amended as of October 23, 2008 and effective as of October 31, 2008, and as further amended as of September 28, 2009 and August 25, 2010 (the “2002 Credit Agreement”), among the company, the several lenders parties thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Barclays Bank PLC, as documentation agent, and Banc of America Securities LLC and J.P.Morgan Securities Inc., as joint lead arrangers and joint bookrunners.

Among other things, the amendments amended the 2005 Credit Agreement, the 2004 Credit Agreement and the 2002 Credit Agreement to:

•	Permit the lenders under each of the credit agreements to extend their commitments, including letters of credit, to September 30, 2014;

•	Permit the company to replace the commitments of non-extending lenders with commitments of extending lenders or other lenders;

•

Permit the incurrence by the company of $750 million (which amount is subject to increases within certain ranges depending on the company’s total leverage ratio) in additional unsecured indebtedness guaranteed by the guarantors under the credit agreements so long as that indebtedness meets certain requirements. In addition, the company may incur additional unsecured indebtedness guaranteed by the guarantors in excess of $750 million (or such increased amount) if the net cash proceeds of such additional indebtedness are applied to permanently repay or prepay certain of the company’s outstanding notes, the company’s term loan agreement or the amended revolving credit agreements;

•	Limit the incurrence by the company of unsecured, non-guaranteed indebtedness for borrowed money unless that indebtedness meets certain requirements;

•

Subject to a number of exceptions, restrict the ability of the guarantors to transfer assets to the company, and limit the percentage of tangible assets of the company and the guarantors which may be owned directly by the company; and

•

Amend the applicable margins for calculating the interest rates payable under each credit agreement after March 15, 2012 (or the date when there are no longer any non-extending lenders, if sooner) to margins which adjust within certain ranges depending on the company’s total leverage ratio.

Total commitments under the amended revolving credit agreements are $1.63 billion through March 15, 2012 and $1.14 billion from March 15, 2012 to September 30, 2014. The amended revolving credit agreements continue to be guaranteed by all of our subsidiaries that guarantee the obligations under our existing revolving credit agreements, term loan agreement and certain of our notes.

Several of the lenders and agents under the amended revolving credit agreements are lenders and agents under the company’s term loan agreement, and certain of the lenders and agents and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 which is incorporated herein by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GANNETT CO., INC.

By:	/s/ Todd A. Mayman
Todd A. Mayman
Senior Vice President, General Counsel and Secretary

Date: October 1, 2010